FS Energy & Power Fund 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Energy and Power Fund Provides Overview of Results for Fourth Quarter and Fiscal 2014 and Announces Details of Annual Shareholder Call

PHILADELPHIA, PA, March 18, 2015 – FS Energy and Power Fund (FSEP), a business development company (BDC) focused primarily on investing in the debt and income-oriented equity securities of privately-held U.S. companies in the energy and power industry, announced its operating results for the quarter and year ended December 31, 2014. As previously disclosed, FSEP will hold a conference call to discuss these results at 2:30 p.m. Eastern Time on Thursday, March 19, 2015. Information for those interested in participating on the call can be found below.

“FSEP invested $703 million during the quarter ended December 31, 2014 and committed $635 million to directly originated investments through our direct lending platform,” commented Michael C. Forman, CEO of FSEP. “We believe having the flexibility and liquidity to invest during periods of short-term market dislocations will continue to help create value for our investors in the coming quarters.”

Financial Highlights for the Quarter Ended December 31, 20141

·	Net investment income of $0.20 per share, compared to $0.14 per share for the quarter ended December 31, 2013.
·	Net decrease in net assets resulting from operations of $0.98 per share, compared to a net increase in net assets resulting from operations of $0.28 per share for the quarter ended December 31, 2013.
·	Paid regular cash distributions to shareholders totaling approximately $0.18 per share.

Financial Highlights for the Year Ended December 31, 20141

·	Net investment income of $0.74 per share, compared to $0.58 per share for the year ended December 31, 2013.
·	Net decrease in net assets resulting from operations of $0.72 per share, compared to a net increase in net assets resulting from operations of $0.94 per share for the year ended December 31, 2013.
·	Paid regular cash distributions to shareholders totaling approximately $0.69 per share.

Portfolio Highlights

·	As of December 31, 2014, the fair value of FSEP’s investments was approximately $3.4 billion.
·	Committed approximately $635 million and $1.2 billion, respectively, to direct originations during the quarter and year ended December 31, 2014, 84% and 86%, respectively, of which were in senior secured debt (first lien, second lien and senior secured bonds).
·	FSEP’s portfolio consisted of investments in 125 portfolio companies as of December 31, 2014.
·	Core investment strategies represented 67% of the portfolio by fair value as of December 31, 2014, including 41% in direct originations and 26% in opportunistic investments. Broadly syndicated/other investments represented 33% of the portfolio by fair value as of December 31, 2014.

·	FSEP’s estimated gross annual portfolio yield prior to leverage (based on amortized cost and excluding non-income producing assets) was 9.1% as of December 31, 2014, compared to 8.9% as of December 31, 2013.
·	No investments were on non-accrual as of December 31, 2014.

Recent Developments

·	Since December 31, 2014 through March 11, 2015, FSEP has raised its public offering price twice to $9.70 per share.
·	Since commencing operations through March 3, 2015, FSEP raised approximately $3.3 billion of equity capital, including approximately $34.5 million raised from investors affiliated with its sponsor, Franklin Square Capital Partners (Franklin Square), and its sub-adviser, GSO Capital Partners LP (GSO), and shares issued through its distribution reinvestment plan.

Annual Shareholder Conference Call

FSEP will hold its annual shareholder conference call on Thursday, March 19, 2015, at 2:30 p.m. Eastern Time. In order to participate, interested parties should dial (800) 447-0521 at least 10 minutes prior to the beginning of the conference call and provide the confirmation code 38895856 when prompted. An audio archive of the call will be available for replay. The link to the audio archive can be found under FSEP’s “Literature” page at www.franklinsquare.com, and will be available for a period of 30 days following the call.

1 The per share data was derived by using the weighted average shares of FSEP’s common shares outstanding during the applicable period.

About FSEP

FSEP is a publicly registered, non-traded BDC sponsored by Franklin Square. FSEP focuses primarily on investing in the debt and income-oriented equity securities of privately held U.S. companies in the energy and power industry. FSEP’s investment objectives are to generate current income and long-term capital appreciation. FSEP is advised by FS Investment Advisor, LLC, an affiliate of Franklin Square, and is sub-advised by GSO. GSO, with approximately $72.9 billion in assets under management as of December 31, 2014, is the credit platform of Blackstone. For more information, please visit www.franklinsquare.com.

About Franklin Square

Franklin Square is a leading manager of alternative investment funds designed to enhance investors’ portfolios by providing access to asset classes, strategies and asset managers that typically have been available to only the largest institutional investors. The firm’s funds offer “endowment-style” investment strategies that help construct diversified portfolios and manage risk. Franklin Square strives not only to maximize investment returns but also to set the industry standard for best practices by focusing on transparency, investor protection and education for investment professionals and their clients.

Founded in Philadelphia in 2007, Franklin Square quickly established itself as a leader in the world of alternative investments by introducing innovative credit-based income funds, including the industry’s first non-traded BDC. The firm managed approximately $14.9 billion in assets as of December 31, 2014. Franklin Square distributes its non-traded funds through its affiliated broker-dealer, FS2 Capital Partners, LLC. For more information, please visit www.franklinsquare.com.

Other Information

The information in this press release is summary information only and should be read in conjunction with FSEP’s Annual Report on Form 10-K for the year ended December 31, 2014, which FSEP filed with the U.S. Securities and Exchange Commission (“SEC”) on March 13, 2015, as well as FSEP’s other reports filed with the SEC. A copy of FSEP’s Annual Report on Form 10-K for the year ended December 31, 2014 and FSEP’s other reports filed with the SEC can be found on FSEP’s “Literature” page at www.franklinsquare.com and the SEC’s website at www.sec.gov.

FSEP’s estimated gross annual portfolio yield, prior to leverage, represents the expected yield to be generated by FSEP on its investment portfolio based on the composition of its portfolio as of December 31, 2014. The estimated gross annual portfolio yield does not represent an actual investment return to shareholders.

Please note that certain financial figures may have been rounded.

Individual investors and endowments may have different investment horizons, liquidity needs and risk tolerances. In addition, fees that may be incurred by an investor in a fund sponsored by Franklin Square may be different than fees incurred by an endowment investing in similar assets as those in which the funds invest.

Certain Information About Distributions

The determination of the tax attributes of FSEP’s distributions is made annually as of the end of its fiscal year based upon its taxable income and distributions paid, in each case, for the full year. FSEP intends to update shareholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income. The actual tax characteristics of distributions to shareholders will be reported to shareholders annually on Form 1099-DIV.

The payment of future distributions on FSEP’s common shares is subject to the discretion of its board of trustees and applicable legal restrictions, and therefore, there can be no assurance as to the amount or timing of any such future distributions.

FSEP may fund its cash distributions to shareholders from any sources of funds legally available to it, including expense reimbursements from Franklin Square, as well as offering proceeds, borrowings, net investment income from operations, capital gains proceeds from the sale of assets, non-capital gains proceeds from the sale of assets and dividends or other distributions paid to it on account of preferred and common equity investments in portfolio companies. FSEP has not established limits on the amount of funds it may use from available sources to make distributions. There can be no assurance that FSEP will be able to pay distributions at a specific rate or at all.

Forward Looking Statements

This announcement may contain certain forward-looking statements, including statements with regard to future performance or operations of FSEP. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSEP makes with the SEC. FSEP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.